EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business December 31, 2010, published in accordance with Federal regulatory authority instructions.

		Dollar Amounts in Thousands

ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		2,000
Interest-bearing balances		151
Securities:
Held-to-maturity securities		7
Available-for-sale securities		754,025
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold		70,300
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance		0
Trading assets		0
Premises and fixed assets (including capitalized leases)		9,168
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		1
Direct and indirect investments in real estate ventures		0
Intangible assets:
Goodwill		856,313
Other intangible assets		216,233
Other assets		159,872

Total assets		$2,068,070

LIABILITIES

Deposits:
In domestic offices		500
Noninterest-bearing	500
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)		268,691
Not applicable
Not applicable
Subordinated notes and debentures		0
Other liabilities		235,783
Total liabilities		504,974
Not applicable

EQUITY CAPITAL

Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (exclude all surplus related to preferred stock)		1,121,520
Not available
Retained earnings		438,997
Accumulated other comprehensive income		1,579
Other equity capital components		0
Not available
Total bank equity capital		1,563,096
Noncontrolling (minority) interests in consolidated subsidiaries		0
Total equity capital		1,563,096

Total liabilities and equity capital		2,068,070

I, Karen Bayz, Managing Director of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz         )         Managing Director

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Timothy Vara, President	)
Frank P. Sulzberger, MD	)	Directors (Trustees)
William D. Lindelof, MD	)

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